Exhibit (a)(1)



                                OFFER TO PURCHASE

                        ALL GENTIVA HEALTH SERVICES, INC.

                               OUTSTANDING OPTIONS

                                    FOR CASH

                                       BY

                          GENTIVA HEALTH SERVICES, INC.





--------------------------------------------------------------------------------

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
              5:00 P.M., EASTERN TIME, ON JUNE 20, 2002, UNLESS THE
                               OFFER IS EXTENDED.

--------------------------------------------------------------------------------

















      The date of this Offer to Purchase is May 15, 2002 and is first being distributed to optionholders on May 17, 2002.

     Gentiva Health Services, Inc. ("Gentiva") is offering to purchase and cancel outstanding options to purchase shares of Gentiva common stock, par value $.10 per share, for an amount in cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal which collectively constitute the "Offer", as the same may be amended or supplemented from time to time. The cash amount payable by Gentiva (the "option purchase price") for each properly tendered option not validly withdrawn will be determined as described in Section 4 and will be payable if the tendered option is accepted for payment following the completion of the Offer and after the satisfaction of all terms and conditions described in Section 5 of this Offer to Purchase. Gentiva will accept for payment all validly tendered options not withdrawn, subject to a maximum aggregate option purchase price to be paid by Gentiva of $25 million. To the extent the aggregate option purchase price to be paid by Gentiva exceeds $25 million, Gentiva will only accept for payment such number of options to result in an aggregate option purchase price of $25 million. In such instance, Gentiva will reduce from each optionholder, pro rata, all options tendered on the terms described in this Offer. This Offer is subject to conditions which we describe in Section 5 of this Offer, including the consummation of the proposed sale of Gentiva's specialty pharmaceutical services ("SPS") business to Accredo Health, Incorporated ("Accredo") pursuant to the asset purchase agreement among Gentiva, certain of Gentiva's subsidiaries and Accredo, dated January 2, 2002, as such may be amended from time to time (the "asset purchase agreement"). A copy of the joint proxy statement (the "proxy statement") of Gentiva and Accredo prepared relating to the special meetings of Gentiva's and Accredo's shareholders in connection with the proposed sale of the SPS business is being delivered to you with this Offer to Purchase for informational purposes and is incorporated by reference herein. Use of the words "we" or "our" in this Offer to Purchase refers to Gentiva.

                                   -----------


     THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON A MINIMUM NUMBER OF OPTIONS BEING TENDERED, BUT IS SUBJECT TO SPECIFIED OTHER LIMITATIONS AND CONDITIONS. SEE SECTION 5 OF THIS OFFER TO PURCHASE.

                                   -----------


                                    IMPORTANT

     Any holder of options desiring to tender his or her options for purchase by Gentiva should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal and deliver it and any other documents required by the letter of transmittal to Gentiva, at our address set forth on the back cover of this Offer to Purchase.

                                   -----------


     OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THIS TENDER OFFER BY GENTIVA. NEITHER GENTIVA NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS AN OPTIONHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE

YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS. OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES MAY OR MAY NOT PARTICIPATE IN THIS TENDER OFFER.

                                   -----------


     The common stock of Gentiva issuable upon exercise of the options is quoted on the Nasdaq National Market under the symbol "GTIV." On May 14, 2002, the last trading day prior to the date of this Offer to Purchase, the closing price of our common stock was $25.81 per share. You are urged to obtain current market prices for the common stock.

     This transaction has not been approved or disapproved by the Securities and Exchange Commission ("SEC"). Nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

                                   -----------


     Questions or requests for information or for additional copies of this Offer to Purchase, the letter of transmittal, or other Offer materials may be directed to Patricia C. Ma, Senior Vice President, General Counsel and Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle 2S, Melville, New York 11747-8943, at (631) 501-7000.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER TO PURCHASE. GENTIVA HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO PURCHASE OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GENTIVA.

                                   -----------


     This Offer is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options therein would not be in compliance with the laws of such jurisdiction. However, Gentiva may, at its discretion, take such action as we may deem necessary for us to make the Offer in any such jurisdiction and extend this Offer to optionholders in such jurisdiction.

                                   -----------

                                TABLE OF CONTENTS

                                                                            Page

Summary Term Sheet............................................................1

Introduction..................................................................6

The Offer.....................................................................7

1.       Number of Options; Pro Ration; Option Purchase Price;
           Expiration Date....................................................7
2.       Procedure for Tendering Options......................................8
3.       Withdrawal Rights....................................................9
4.       Acceptance for Purchase of Options and Payment of Cash Amount.......10
5.       Conditions of the Offer.............................................11
6.       Price Range of Common Stock Underlying the Options..................12
7.       Purpose of the Offer................................................13
8.       Information Concerning Gentiva......................................14
9.       Source and Amount of Funds..........................................15
10.      Interests of Directors and Officers; Transactions and Agreements
           Concerning the Options and Common Stock...........................15
11.      Federal Income Tax Considerations...................................16
12.      Legal Matters; Regulatory Approvals.................................17
13.      Extension of Tender Period; Termination; Amendments.................18
14.      Fees and Expenses...................................................19
15.      Accounting Treatment of this Tender Offer...........................19
16.      Forward-looking Information.........................................19
17.      Additional Information..............................................19

                               Summary Term Sheet

     We are offering to purchase and cancel outstanding options to purchase shares of our common stock, subject to the terms and conditions described in this Offer to Purchase. The following are some of the questions that you, as an optionholder, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase, the accompanying letter of transmittal and all other Offer materials.

What Will I Receive if I Validly Tender My Options for Purchase?
---------------------------------------------------------------

     Following the completion of the Offer and the satisfaction of all terms and conditions described in Section 5 of this Offer to Purchase, upon acceptance of your tendered options for payment, Gentiva will pay you the applicable cash amount. The cash amount payable to an optionholder, in respect of each validly tendered option to purchase Gentiva common stock will be determined by subtracting the applicable exercise price of the option from the market value of a share of Gentiva common stock, less applicable withholding taxes. For purposes of this calculation: (i) market value will be the average daily closing price of Gentiva common stock on the Nasdaq National Market for the five trading days ending on June 12, 2002 and (ii) the applicable exercise price with respect to each option will be such exercise price as in effect immediately prior to the closing of the sale of the SPS business without giving effect to the distribution (the "distribution") of any of the proceeds of the sale of the SPS business or any adjustment to the option as a result of the distribution. Since the option purchase price is being calculated based on a market value prior to the record date of the distribution, the cash amount will be calculated for each option validly tendered, without giving effect to any adjustment to the exercise price or the number of shares issuable upon exercise of such option made as a result of the distribution. See Section 4 of this Offer to Purchase. Gentiva will issue a press release at least two business days prior to the Expiration Date (as defined below) announcing the market value.

When Will I Receive Payment for My Options Which Are Accepted for Payment?
-------------------------------------------------------------------------

     Gentiva will pay the cash amount in respect of each validly tendered option accepted for payment promptly following the Expiration Date of this Offer. It is expected that the cash amount will be mailed to optionholders in respect of their options accepted for payment as promptly as practicable after the Expiration Date. No interest will accrue and no interest will be paid on any of the cash amount payable, regardless of when paid. See Section 4 of this Offer to Purchase.

Is the Offer Limited to Vested or Unvested Options?
--------------------------------------------------

     All options, whether vested or unvested, on the date of this Offer are eligible to be tendered in this Offer. In fact, all options will be vested prior to the Expiration Date by virtue of the sale of the SPS business accelerating all option vesting schedules.

How Many Options Am I Entitled to Tender and Will Gentiva Purchase All My Tendered Options?
-------------------------------------------------------------------------

     This Offer entitles you to tender all or a portion of your Gentiva options, subject to the limitation that the options awarded to you on a particular grant date may be tendered or not tendered in whole, but not in part. Any attempt to tender a part of the options granted to you on a par-ticular grant date will be invalid. If the total number of options validly tendered (and not withdrawn) prior to the Expiration Date will result in an aggregate option purchase price to be paid by Gentiva of over $25 million, Gentiva will only accept for payment and purchase such amount of options to limit the Offer to result in the aggregate option purchase price of as close as practicable to $25 million (without exceeding $25 million), reducing from all optionholders on a pro rata basis options accepted for payment. The pro rata reduction will be effected as described in Section 1 of this Offer to Purchase. To the extent the aggregate option purchase price with respect to all validly tendered options (not withdrawn) is equal to or less than $25 million, Gentiva will purchase and accept for payment all validly tendered options (not withdrawn). See Section 2 of this Offer to Purchase.

How Will Gentiva Fund the Payment for Tendered Options?
------------------------------------------------------

     We will use cash on hand to make payment on the terms set forth in the Offer with respect to all of validly tendered options (not withdrawn). See
Section 9 of this Offer to Purchase.

How Long Do I Have to Tender in the Offer?
-----------------------------------------

     You will have until 5:00 p.m., Eastern time, on June 20, 2002 (such date and time being the "Expiration Date"), to tender your options in this Offer, unless we otherwise extend the Expiration Date as described herein. The Expiration Date will be five business days after the expected date of the closing of the sale of the SPS business. See Section 1 of this Offer to Purchase.

How Will I Be Notified if the Offer is Extended?
-----------------------------------------------

     If we extend the Offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern time, on the day after the date on which the Offer was previously scheduled to expire. See Section 13 of this Offer to Purchase.

How Do I Tender My Options?
--------------------------

     To tender an option for purchase, you must deliver, and we must receive, a properly completed and duly executed letter of transmittal, the option agreements and any other documents required by the letter of transmittal to us at the address set forth below, no later than the Expiration Date:

                  Patricia C. Ma
                  Gentiva Health Services, Inc.
                  3 Huntington Quadrangle, 2S
                  Melville, New York  11747-8943
                  Facsimile:  (631) 501-7140

Are there Any Conditions to the Offer?
-------------------------------------

     This Offer is not conditioned on a minimum number of options being tendered. However, the Offer is subject to the condition that the sale of our SPS business to Accredo be consummated as well as other conditions specified in
Section 5 of this Offer to Purchase.

What are the Federal Income Tax Consequences if I Tender My Options?
-------------------------------------------------------------------

     The cash amount paid to optionholders who tender options will be taxed as ordinary compensation income of the optionholders in the year received. Such income will be subject to withholding of income, FICA (as appropriate) and Medicare taxes and other applicable employment taxes. To the extent that a tendering optionholder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction. See Section 11 of this Offer to Purchase.

How Do I Withdraw Previously Tendered Options and Until What Time Can I Withdraw
--------------------------------------------------------------------------------
Them?
----

     You may withdraw previously tendered options at any time until the Expiration Date. Any withdrawal of tendered options must comply with the requirement that outstanding options awarded to you on a particular grant date may only be tendered in whole, not in part. Any attempt to withdraw only a part of the options granted on a particular grant date will be invalid. You may also withdraw your tendered options on or after July 16, 2002, which is 40 business days from the commencement of the Offer, if your options have not been accepted for payment pursuant to the Offer by that time. If the Expiration Date is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us at our address set forth on the back cover of this Offer while you still have the right to withdraw the tendered options. Once withdrawn, you may retender options only by again following one of the delivery procedures described in Section 2. See Section 3 of this Offer to Purchase.

May I Still Exercise My Options?
-------------------------------

     All options which are not yet vested will become fully vested and exercisable upon the sale of the SPS business. Gentiva is permitting holders to submit to Gentiva option exercise materials for unvested options prior to 12:00 p.m. on June 13, 2002, to provide holders of unvested options with the ability to exercise those options or other vested options immediately upon the closing of the sale of the SPS business and prior to the distribution of the proceeds. Immediately after the sale of the SPS business, once all options have been exercised for which option exercise notices had previously been received by Gentiva, the distribution of the proceeds will occur and an administrative black-out period (the "black-out period") will go into effect restricting option exercises for a period of up to 20 days in order to calculate the adjustment to the options resulting from the distribution. As a result, if you tender your options and they are not accepted for payment by virtue of pro ration or otherwise, you will lose your ability to exercise your options until the black-out period is no longer in effect. In all other respects, all options will be exercisable in accordance with the applicable option plans, subject to applicable withholding taxes. Gentiva believes that at the time all conditions to the Offer have been satisfied (including the closing of the sale of the SPS business), any unexercised incentive stock options will be treated as non-qualified stock options, as a result of the Offer.

     Subject to the black-out period discussed above, you may exercise any vested option which you have not already tendered. If you wish to exercise an option which has already been tendered you may exercise that option by validly withdrawing such option, if you still have withdrawal rights under this Offer to Purchase. After the Expiration Date, any options not accepted for payment or not tendered will be able to be exercised in accordance with the applicable option plans subject to the black-out period discussed above, and any options accepted for payment will not be able to be exercised.

What Will Be the Effect of the Tender Offer on My Options?
---------------------------------------------------------

     Upon the sale of the SPS business, any unvested options will become immediately vested and fully exercisable in accordance with the applicable stock option plans. With respect to options you do not tender, if you exercise your options on or prior to the record date of the distribution of the proceeds from the sale of the SPS business, and you continue to hold shares of Gentiva common stock on the record date, as a shareholder of Gentiva, you will receive your pro rata portion of such distribution. With respect to options you do not tender or that are not accepted for payment, if you do not exercise your options on or prior to the record date of such distribution, effective on the record date of such distribution your outstanding options will be adjusted in accordance with the applicable stock option plans to give effect to the distribution, but you will not receive any portion of the distribution. Subject to the black-out period discussed above, holders of options after the expiration of the tender offer will be entitled to exercise their options and will be subject to the limitations provided by the applicable stock option plans. For more information, see page 67 of the proxy statement accompanying this Offer to Purchase. As an optionholder, you may or may not receive greater value by exercising your options and participating in the distribution in lieu of participating in the tender offer.

     Gentiva believes that at the time all conditions to the Offer have been satisfied (including the closing of the sale of the SPS business), any unexercised incentive stock options you hold should automatically cease to be treated as incentive stock options for federal income tax purposes and should instead be treated as nonqualified stock options as a result of the Offer. This should occur even if you do not tender your incentive stock options for purchase pursuant to the Offer. The difference in federal income tax treatment between incentive stock options and nonqualified stock options is summarized in Section 11 of this Offer to Purchase.

Will I Receive the Greatest Value by Exercising My Options, Tendering My Options
--------------------------------------------------------------------------------
in this Offer or Holding My Options?
-----------------------------------

     We are not able to predict which alternative will provide the greatest value to optionholders and we are not making any recommendation to optionholders as to which course of action to take. You are encouraged to consult with financial, legal and/or tax advisors as well as urged to obtain current market prices for our common stock.

Will My Options be Adjusted as a Result of the Distribution?
-----------------------------------------------------------

     All outstanding options on the record date of the distribution will be adjusted to give effect to the distribution in accordance with the applicable stock option plans, in order to preserve the value of such options. A committee of our board of directors will determine the formula for the adjustment. Gentiva intends that the ratio of the exercise price of an option to the market value of Gentiva stock after the distribution of the proceeds of the sale of the SPS business will be no more or less favorable to the optionee than the ratio of the exercise price of that option to the market value of Gentiva stock before the distribution of the proceeds of the sale of the SPS business. Gentiva will make such adjustment to the number of shares covered by outstanding options and of the option price as appropriate to give effect to the sale of the SPS business and to the distribution of the proceeds of the sale of the SPS business to shareholders. This adjustment will be communicated to all optionholders following the distribution.

Why is Gentiva Offering to Purchase My Options?
----------------------------------------------

     Gentiva is offering to purchase all outstanding stock options because Gentiva believes (i) the purchase and cancellation of the outstanding options will materially reduce the potential dilutive impact of the outstanding options on Gentiva's earnings per share following the distribution, (ii) the purchase will provide a more effective mechanism of insuring that Gentiva receives the tax deduction associated with the disposition of the outstanding options, (iii) the purchase is an appropriate use of its cash-on-hand that would otherwise remain on the balance sheet of Gentiva following the distribution, and (iv) the purchase could reduce the potential selling pressure on the Gentiva common stock price following the sale of SPS business that could result if optionholders that will no longer be employed by Gentiva exercise their options and sell the stock they would receive.


What Will Happen to My Options if All of My Options Are Not Accepted for
--------------------------------------------------------------------------------
Payment?
-------

     Options that are tendered pursuant to this Offer but not accepted for payment will be returned to you at the address provided in the letter of transmittal.

With Whom Can I Speak if I Have Questions About the Offer?
---------------------------------------------------------

     For additional information or questions, you should contact: Patricia C. Ma, Senior Vice President, General Counsel and Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, 2S, Melville, New York 11747-8943
Telephone: (631) 501-7000.

     To the Holders of Options to Purchase Common Stock of Gentiva:

                                  Introduction

Summary Terms of the Offer

     We hereby offer to purchase and cancel outstanding options to purchase shares of our common stock for an amount in cash upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. The cash amount payable by Gentiva will be determined for each option as described in Section 4 and will be payable once accepted for payment following the completion of the Offer and the satisfaction of all conditions of the Offer. See
Section 4 of this Offer to Purchase.

     We will accept for purchase all options validly tendered and not properly withdrawn on or prior to the Expiration Date, subject to a maximum aggregate option purchase price to be paid by Gentiva of as close as practicable to $25 million, but not to exceed $25 million. In the event the aggregate option purchase price to be paid by Gentiva would exceed $25 million, we will only accept for payment, on a pro rata basis on the terms described in this Offer to Purchase, an amount of tendered options as to limit the aggregate option purchase price payable by Gentiva to as close as practicable to $25 million, without exceeding $25 million. You may tender all or a portion of your Gentiva options, subject to the limitations described in this Offer to Purchase.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OPTIONS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER CONDITIONS. SEE
SECTION 5 OF THIS OFFER TO PURCHASE. We reserve the right (but are not obligated) to waive any or all such conditions, other than those that are legally mandated.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OPTIONS FOR PURCHASE.

General Information

     The common stock issuable upon exercise of the options is quoted on the Nasdaq National Market under the symbol "GTIV." On May 14, 2002, the last trading day prior to the date of this Offer to Purchase, the closing price of the Gentiva common stock was $25.81 per share. Optionholders are urged to obtain current market prices for the common stock. See Section 6 of this Offer to Purchase.

Information Relating to Options Not Tendered

     Upon the sale of the SPS business, any unvested options will become immediately vested and fully exercisable in accordance with the applicable stock option plans. With respect to options you do not tender or that are not accepted for payment, if you exercise your options on or prior to the record date of the distribution of the proceeds of the sale of the SPS business, and you continue to hold such shares of Gentiva common stock on such record date, as a shareholder of Gen-tiva, you will receive your pro rata portion of such distribution. With respect to options you do not tender or are not accepted for payment, if you do not exercise your options on or prior to the record date of such distribution, upon the record date of such distribution your outstanding options will be adjusted in accordance with the applicable stock option plans to give effect to the distribution, but you will not receive any portion of the distribution. Subject to the black-out period, holders of options after the expiration of the tender offer will be entitled to exercise their options in accordance with the applicable stock option plans.

     Gentiva believes that at the time all conditions to the Offer have been satisfied (including the closing of the sale of the SPS business), any unexercised incentive stock options you hold should automatically cease to be treated as incentive stock options for federal income tax purposes and should instead be treated as nonqualified stock options as a result of the Offer. This should occur even though you do not tender your incentive stock options for purchase pursuant to the Offer. The difference in federal income tax treatment between incentive stock options and nonqualified stock options is summarized in
Section 11 of this Offer to Purchase.

                                    The Offer

1.       Number of Options; Pro Ration; Option Purchase Price; Expiration Date.
         ---------------------------------------------------------------------

     As of May 14, 2002, we had 1,811,905 outstanding options to purchase 1,811,905 shares of our common stock. The options that we are offering to purchase represent 100% of the options issued and outstanding, subject to a maximum aggregate option purchase price to be paid by Gentiva of $25 million. In the event the aggregate amount of all validly tendered options (not withdrawn) would result in an aggregate option purchase price of in excess of $25 million (the amount of such excess being the "excess option purchase price"), we will only accept for payment such number of options as would result in the aggregate option purchase price of as close as practicable to $25 million (without exceeding $25 million), reducing from all tendering optionholders, on a pro rata basis, options accepted for payment. Such pro rata reduction will be effected as follows: (i) first, each optionholder's pro rata percentage will be determined by dividing the number of options tendered by an optionholder by the total number of options tendered by all optionholders ("pro rata percent"), (ii) then, each optionholder's pro rata portion of the excess option purchase price will be determined by multiplying each optionholder's pro rata percent by the amount of the excess option purchase price (the result being such optionholders "pro rata amount of excess") and (iii) then, eliminating from each optionholder's options accepted for payment an amount of options with an aggregate option purchase price equal to his or her pro rata amount of excess. Each optionholder's pro rata reduction will be effected by eliminating the appropriate number of such optionholder's options accepted for payment in order of the most recent grant date tendered by such optionholder to the earliest grant date tendered by such optionholder, so that the aggregate option purchase price of all such eliminated options equals such optionholder's pro rata amount of excess. In determining the amount of any pro rata reduction, the number of options eliminated will be rounded upward to the nearest whole number of options. To the extent the aggregate option purchase price with respect to all validly tendered options (not withdrawn) is equal to or less than $25 million, Gentiva will purchase and accept for payment all validly tendered options not withdrawn.

     Upon the terms and subject to the conditions described herein and in the accompanying letter of transmittal, we will accept for purchase, and will purchase, options to purchase shares of our common stock that are validly tendered on or prior to the Expiration Date and which are not properly withdrawn in accordance with Section 3. You may tender all or a portion of your Gentiva options in the Offer, subject to the above limitations and the limitation that you may only tender options awarded to you on a particular grant date in whole, but not in part. The later of 5:00 P.M., Eastern time, on June 20, 2002 or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." The Expiration Date is June 20, 2002. This Offer is not conditioned on any minimum number of options being tendered.

     If your options are properly tendered and accepted for purchase, you will be entitled to receive a cash payment for each option to purchase common stock in an amount determined by subtracting the applicable exercise price of the option from the market value per share of Gentiva common stock, less applicable withholding taxes. For purposes of this calculation: (i) market value will be the average of the daily closing price of Gentiva common stock on the Nasdaq National Market for the five trading days ending on June 12, 2002, which is one trading day prior to the expected closing date of the sale of the SPS business and (ii) the applicable exercise price with respect to each option will be such exercise price as in effect immediately prior to the closing of the sale of the SPS business without giving effect to the distribution of any of the proceeds of the sale of the SPS business or any adjustment to the option as a result of the distribution. Since the option purchase price is being calculated based on a market value prior to the record date of the distribution, the cash amount will be calculated for each option validly tendered without giving effect to any adjustment to the exercise price or the number of shares issuable upon exercise of such option made as a result of the distribution. Gentiva will issue a press release at least two business days prior to the Expiration Date to announce such market value. The cash amount will be payable as promptly as practicable following the Expiration Date and the satisfaction of all conditions described in Section 5 of the Offer. See Section 4 of this Offer to Purchase.

     Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to change the terms of this Offer. However, this Offer will be extended until the expiration of ten business days from the date of publication of notice if:

     o we increase or decrease the amount of cash to be paid for options tendered for purchase; and

     o the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Eastern time.

2.       Procedure for Tendering Options.
         -------------------------------

     Proper tender of options. To validly tender options for purchase pursuant to this Offer, a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, must be received by us at our address set forth on the back cover of this Offer on or prior to the Expiration Date.

     THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     No interest will accrue and no interest will be paid on the cash amount payable to you, regardless of:

     o    any extension of the Offer; or

     o    any delay in making any payment.

     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase and payment will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for purchase and payment of or purchase and payment for which may be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we nor any other person incur any liability for failure to give any such notice.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for cancellation of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

3.       Withdrawal Rights.
         -----------------

     Tenders of options made pursuant to this Offer to purchase may be withdrawn:

     o    at any time on or prior to the Expiration Date; or

     o after July 16, 2002 unless they have been previously accepted for purchase as provided in this Offer.

If we extend the period of time during which the Offer is open, we are delayed in accepting for payment or paying for options or we are unable to accept for purchase and payment or pay for options pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, we may retain all options tendered, and tendered options may not be withdrawn, except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of this Offer.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us by the Expiration Date at our address set forth on the back cover of this Offer and must specify the name of the optionholder who tendered the options to be withdrawn, the grant dates, exercise prices and total number of options to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the optionholder who tendered the options to be withdrawn exactly as that optionholder's name appears on the option agreement or agreements evidencing those options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of this Offer. However, withdrawn options may be retendered by again following one of the procedures described in Section 2 at any time on or prior to the Expiration Date. After giving effect to any withdrawal, you must still comply with the requirement that outstanding options awarded to you on a particular grant date may only be tendered in whole, but not in part.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither Gentiva nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       Acceptance for Purchase of Options and Payment of Cash Amount.
         -------------------------------------------------------------

     Upon the terms and subject to the conditions of this Offer and as promptly as practicable after the Expiration Date, we will accept for purchase all options validly tendered and not validly withdrawn on or before the Expiration Date. If we extend the date by which we are permitted to accept and cancel the options properly tendered, you will be paid, in accordance with the terms and conditions of this Offer, upon the expiration of the end of any extension.

     You will receive the full cash amount (less applicable withholding taxes), as calculated as provided in this Offer, for your options that are properly tendered and are accepted for payment as promptly as practicable after the Expiration Date. The cash amount payable to an optionholder, in respect of each tendered option (not withdrawn) to purchase a share of Gentiva common stock will be determined by subtracting the applicable exercise price of the option from the market value per share of Gentiva common stock. For purposes of this calculation: (i) market value will be the average of the daily closing price of Gentiva common stock on the Nasdaq National Market for the five trading days ending on June 12, 2002 and (ii) the applicable exercise price with respect to each option will be such exercise price as in effect immediately prior to the closing of the sale of the SPS business without giving effect to the distribution of any of the proceeds of the sale of the SPS business or any adjustment to the option as a result of the distribution. Gentiva will issue a press release at least two business days prior to the Expiration Date announcing the market value once it is established.

     Your options have an expiration date, and if your options expire prior to the Expiration Date of this Offer, you will not be entitled to receive payment for your options under the Offer. You may, of course, exercise your options in accordance with their terms at any time prior to the commencement of the black-out period so long as these options have not been tendered or, if they have been tendered, they are validly withdrawn prior to exercise.

     For purposes of the Offer, we will be deemed to have accepted for purchase and payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release or by receipt of the letter referred to below. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that are not validly withdrawn subject to the maximum aggregate option purchase price described in this Offer. As promptly as practicable after we accept tendered options for cancellation, we will send each tendering shareholder a letter indicating the number of shares subject to the options that we have accepted for purchase, and the corresponding cash payment and the number of any remaining options held by such holder, if any.

     Under no circumstances will interest accrue or be paid on amounts to be paid to tendering optionholders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment due to the determination of the appropriate pro ration or otherwise.

5.       Conditions of the Offer.
         -----------------------

     This Offer is conditioned upon the consummation of the sale of Gentiva's SPS business to Accredo. As a result, each condition to the asset purchase agreement must be satisfied or waived by the parties thereto in order for the purchase of the options contemplated by this Offer to be consummated. A number of conditions must be satisfied before Gentiva or Accredo is obligated to complete the sale of the SPS business. A copy of the joint proxy statement of Gentiva and Accredo prepared in connection with the proposed sale of the SPS business is being delivered to you with this Offer to Purchase. You should refer to Annex A to such proxy statement, which contains a copy of the asset purchase agreement and, specifically, to Article 6 which contains the conditions to each party's obligations under the asset purchase agreement.

     In addition, notwithstanding any other provision of this Offer, we will not be required to accept for purchase, or make any payment with respect to, any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of options) the acceptance for purchase of options tendered, if at any time on or after May 15, 2002 and on or before the Expiration Date any of the following shall have occurred:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that challenges the purchase of options by us pursuant to this Offer or otherwise in any manner relates to or affects the Offer or materially impairs our ability to consummate the Offer or materially impairs the Offer's contemplated benefits to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or to us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of this Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the options, or (iii) materially impair the contemplated benefits of this Offer to us;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline or increase in the market price of the shares of our common stock, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), income, operations, prospects, or ability to obtain financing generally, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

          (d) a tender or exchange offer with respect to some or all of the options or our common stock (other than this Offer), or a merger, acquisition or other business combination proposal for Gentiva, shall have been proposed, announced or made by any person;

and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for purchase and payment.

     The foregoing conditions are for our reasonable benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion, whether or not any other condition of the Offer is also waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

6.       Price Range of Common Stock Underlying the Options.
         --------------------------------------------------

     Currently, subject to the terms of the applicable option plans, the options may be exercised to purchase shares of our common stock, but are not transferable and there is no market for the options. The common stock issuable upon exercise of the options is quoted on the Nasdaq National Market under the symbol "GTIV." The following table sets forth the high and low prices of the common stock for the fiscal quarters indicated:

        Fiscal Year 2000                                  High         Low
                                                          ----         ---
               First Quarter (1)....................     $ 7.25       $ 5.25
               Second Quarter.......................      10.00         6.19
               Third Quarter........................      14.00         7.63
               Fourth Quarter.......................      14.38        10.19
        Fiscal Year 2001
               First Quarter........................      20.38        13.06
               Second Quarter.......................      23.50        15.60
               Third Quarter........................      20.90        16.35
               Fourth Quarter.......................      22.44        15.66
        Fiscal Year 2002
               First Quarter........................      25.50        20.56

----------------------
(1) Gentiva common stock began trading on the Nasdaq National Market on March 16, 2000 following its split-off from Olsten Corporation.

     On May 14, 2002, the last full Nasdaq National Market trading day prior to the date of this Offer to Purchase, the closing price of the common stock underlying the options was $25.81 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE COMMON STOCK.

7.       Purpose of the Offer.
         --------------------

     Gentiva is offering to purchase all outstanding stock options because Gentiva believes (i) the purchase and cancellation of the outstanding options will materially reduce the potential dilutive impact of the outstanding options on Gentiva's earnings per share following the distribution, (ii) the purchase will provide a more effective mechanism of insuring that Gentiva receives the tax deduction associated with the disposition of the outstanding options, (iii) the purchase is an appropriate use of its cash-on-hand that would otherwise remain on the balance sheet of Gentiva following the distribution, and (iv) the purchase could reduce the potential selling pressure on the Gentiva common stock price following the sale of SPS business that could result if optionholders that will no longer be employed by Gentiva exercise their options and sell the stock they would receive.

     Upon the terms and subject to the conditions of this Offer, we will cancel all options accepted for payment.

     Except as disclosed in this Offer to Purchase or the accompanying proxy statement related to the sale of the SPS business, we have no plans or proposals which relate to or would result in:

     o the acquisition by any person of any of our securities or the disposition of any of our securities, other than any employee stock purchase or incentive compensation plans or any stock repurchase plan that we may commence after the closing of the sale of the SPS business;

     o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o a sale or transfer of a material amount of our or our subsidiaries' assets;

     o any change in our present board of directors or management, other than any change to our board of directors as may occur as a result of the annual meeting of our shareholders or thereafter;

     o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     o    any other material change in our corporate structure or business;

     o any change in our Restated Certificate of Incorporation or By-laws, as amended, or any actions which may impede the acquisition of control of us by any person;

     o a class of equity securities being delisted from a national securities exchange;

     o a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     Neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the Offer and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for purchase.

8.       Information Concerning Gentiva.
         ------------------------------

     General. We currently provide specialty pharmaceutical services and home health care services. After the consummation of the sale of the SPS business we will retain our home health care services business.

     We were incorporated in the State of Delaware on August 6, 1999 and became an independent publicly owned company on March 15, 2000, when our common stock was issued to the stockholders of Olsten Corporation, a Delaware corporation, and our former parent.

     Our principal executive offices are located at 3 Huntington Quadrangle, 2S, Melville, New York, and our telephone number is (631) 501-7000.

     For instructions on how you can obtain additional information about us, see
Section 17, "Additional Information."

9.       Source and Amount of Funds.
         --------------------------

     Assuming all options outstanding as of May 14, 2002 are tendered by the holders, the aggregate option purchase price would be approximately $31 million based on the closing price of $25.81 per share of our common stock on the Nasdaq National Market on May 14, 2002, the last trading day prior to the date of this Offer to Purchase. As a result, Gentiva would reduce the number of options accepted for payment in accordance with the pro ration procedures described in this Offer to Purchase to result in no more than a $25 million aggregate option price. Please note that this may not be the market value of our common stock used for purposes of determining the option purchase price. See Section 4 of this Offer to Purchase. We anticipate making the payment to tendering optionholders for the purchase of options pursuant to this Offer and the payment of related fees and expenses from available cash on hand. We will not purchase options which would result in an aggregate purchase price in excess of $25 million. In such instance, options tendered will be subject to pro ration as described in Section 1 of this Offer to Purchase.

10. Interests of Directors and Officers; Transactions and Agreements Concerning the Options and Common Stock.
     ---------------------------------------------------------------------------

     A list of our directors and executive officers as well as details related to their outstanding options as of May 14, 2002 is attached to this Offer to Purchase as Schedule A. As of May 14, 2002, our directors and executive officers as a group beneficially owned options outstanding to purchase a total of 1,030,194 shares of our common stock, which represented approximately 57% of the shares subject to all options outstanding as of that date, all of which are eligible to be tendered in the Offer.

     Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 days prior to the date of this Offer. Our executive officers, directors and affiliates have informed us that at this time they have not determined definitively whether they will tender their options in the tender offer or how many options they will tender.

     Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans and except as otherwise described herein or in documents incorporated by reference herein or the proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, di-rectors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

11.      Federal Income Tax Considerations.
         ---------------------------------

     General. The following summary of certain federal income tax consequences to both tendering and non-tendering optionholders is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

     The tax discussion set forth herein is included for general information only. The tax consequences of participating or not participating in this Offer may vary depending upon, among other things, the particular circumstances of the tendering or non-tendering optionholder. No information is provided herein as to the state, local or foreign tax consequences of participating or not participating in this Offer. Optionholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

     Consequences to Tendering Optionholders. The cash paid to optionholders who tender options for purchase will be taxed as ordinary compensation income of the optionholders in the year received. Such income will be subject to withholding of income, FICA (as appropriate) and Medicare taxes and other applicable employment taxes. To the extent that a tendering optionholder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction.

     Consequences to Non-Tendering Optionholders. Gentiva believes that at the time all conditions to the Offer have been satisfied (including the closing of the sale of the SPS business), any unexercised incentive stock options you hold should automatically cease to be treated as incentive stock options for federal income tax purposes and should instead be treated as nonqualified stock options, as a result of the Offer. This should occur even though you do not tender your incentive stock options for purchase pursuant to the Offer. The difference in federal income tax treatment between incentive stock options and nonqualified stock options is summarized below.

     Upon the exercise of a nonqualified stock option, you will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Gentiva common stock received upon exercise over the exercise price. Such income will be subject to withholding of income, FICA (as appropriate) and Medicare taxes and other applicable employment taxes. Gentiva will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Gentiva common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares.

     Generally, you will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to Gentiva, provided the option is exer-cised while you are an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an incentive stock option granted to you will be treated as a nonqualified stock option to the extent it (together with any other incentive stock options granted to you under other plans of Gentiva) first becomes exercisable in any calendar year for shares of Gentiva common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

     If shares of Gentiva common stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Gentiva common stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), you will generally recognize ordinary income at the time of disposition, and Gentiva will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Gentiva common stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Gentiva common stock have been held. Gentiva believes that the distribution of the proceeds of sale of the SPS business should be considered to have resulted in a Disqualifying Disposition with respect to a particular Gentiva share if the "amount" of the distribution with respect to such share (i.e., the amount of cash plus the fair market value (at the time of distribution) of the Accredo common stock distributed with respect to such share) that is not taxable as a dividend exceeds the tax basis of such share.

     No withholding of income, FICA or Medicare taxes or other applicable employment taxes will be required upon the exercise of an incentive stock option or upon a Disqualifying Disposition.

     Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to you, it would result in an increase in your alternative minimum taxable income and may result in an alternative minimum tax liability.

12.      Legal Matters; Regulatory Approvals.
         -----------------------------------

     We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our purchase of options as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase by us of options as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we will be required to delay the acceptance for payment of, or payment for, options tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for purchase, and make any payment in respect of, any options are subject to a number of conditions. See Section 5 of this Offer to Purchase.

13.      Extension of Tender Period; Termination; Amendments.
         ---------------------------------------------------

     We expressly reserve the right, in our sole discretion and at any time or from time to time, and regardless of whether or not any event set forth in
Section 5 has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open and thereby delay the acceptance for payment and cancellation of any options by giving oral or written notice of such extension to the optionholders by making a press release or public announcement of the extension issued no later than 9:00 a.m. Eastern time on the business day after the previously scheduled Expiration Date. There can be no assurance, however, that we will exercise our right to extend this Offer. During any such extension, all options previously tendered will remain subject to the Offer, except to the extent that such options may be withdrawn as set forth in Section 3 of this Offer to Purchase. We also expressly reserve the right, in our reasonable discretion, prior to the Expiration Date (a) to terminate the Offer and not accept for payment any options not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us either to pay the consideration offered or to return the options tendered promptly after the termination or withdrawal of the Offer, to postpone payment for options upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination to the optionholders by making a public announcement thereof and (b) at any time or from time to time amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement or other notification to each optionholder, which notice will be issued or delivered as applicable no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the options in this Offer or in documents furnished subsequent thereto will be disseminated to holders of options in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

     If we materially change the terms of this Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in the amount paid or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an Offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of options a notice that we will (a) increase or decrease the amount of the consideration payable or (b) increase (except for an increase not exceeding 2%) or decrease the amount of subject options sought other than as described herein.

14.      Fees and Expenses.
         -----------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

15.      Accounting Treatment of this Tender Offer.
         -----------------------------------------

     If consummated, this Offer will result in a compensation charge to Gentiva of up to $25 million which will be reflected on Gentiva's consolidated financial statements for the quarter in which the Offer is consummated.

16.      Forward-looking Information.
         ---------------------------

     This document (including the documents incorporated herein by reference) may include forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors described in the documents incorporated herein by reference.

     For additional information that could cause actual results to differ materially from those described in the forward looking statements, you should refer to our Annual Report of Form 10-K for the fiscal year ended December 30, 2001, including any amendments as well as our definitive proxy statement on
Schedule 14A filed on May 10, 2002. Actual future performance and results could differ materially from that contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this Offer to Purchase.

17.      Additional Information.
         ----------------------

     We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, such as us. The SEC's Web site address is http://www.sec.gov.

     The SEC allows us to "incorporate by reference" documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this Offer. The following documents filed with the SEC are incorporated by reference in this Offer to Purchase:

     o    our definitive proxy statement on Schedule 14A filed on May 10, 2002;

     o our Annual Report on Form 10-K, as amended, for the year ended December 30, 2001; and

     o our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2002.


     Gentiva also incorporates by reference additional documents filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date. Any statement contained in this Offer to Purchase or incorporated by reference shall be deemed modified or superseded to the extent that a statement contained herein or in any subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     You should rely only on the information in this Offer or incorporated by reference. We have not authorized anyone to provide you with any different information.

     The information contained in this Offer about us should be read in conjunction with the information contained in the documents incorporated by reference.

     We will provide without charge to each person to whom a copy of this Offer to Purchase is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Gentiva Health Services, Inc., 3 Huntington Quadrangle, 2S, Melville, New York 11747-8943,
Attention: Patricia C. Ma, Senior Vice President, General Counsel and Secretary. In order to ensure timely delivery of the documents prior to the Expiration Date, any such requests should be made by June 9, 2002.

     This Offer constitutes part of an Issuer Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this Offer.


May 15, 2002

                                   SCHEDULE A

                  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

                                                          Number of Shares                        Individual's
                                                          Receivable Upon                        Percent of the
                                                            Exercise of                         Total Number of
                                                              Options        Average Exercise     Outstanding
          Name and Title of Beneficial Owner                                       Price            Options
-----------------------------------------------------     ----------------   ----------------   ----------------

Edward A. Blechschmidt, President, Chief Executive            459,464            $  5.03              25.4%
    Officer and Chairman
John J. Collura, Executive Vice President, Chief               83,332               9.30               4.6
    Financial Officer and Treasurer
Ronald A. Malone, Executive Vice President and                 87,402               9.14               4.8
    President, Home Health Care Services Division
Robert J. Nixon, Executive Vice President and                 120,148               9.35               6.6
    President, Specialty Pharmaceutical Services
    Division
Richard C. Christmas, Senior Vice President and                35,000               8.92               1.9
    Chief Information Officer
E. Rodney Hornbake, M.D., Senior Vice President                28,332               9.67               1.6
    and Chief Medical Officer
Patricia C. Ma, Senior Vice President, General                 33,332              10.20               1.8
    Counsel and Secretary
Vernon A. Perry, Senior Vice President, Nursing                45,000               9.87               2.5
    Services
David C. Silver, Senior Vice President, Human                  28,332               9.67               1.6
    Resources
Christopher L. Anderson, Vice President and Chief              30,000               9.45               1.7
    Compliance Officer
John R. Potapchuk, Vice President and Controller               44,852               9.36               2.5
Victor F. Ganzi, Director                                       5,000               5.56               0.3
Steven E. Grabowski, Director                                   5,000               5.56               0.3
Stuart R. Levine, Director                                      5,000               5.56               0.3
Stuart Olsten, Director                                         5,000               5.56               0.3
Raymond S. Troubh, Director                                     5,000               5.56               0.3
Josh S. Weston, Director                                        5,000               5.56               0.3
Gail Wilensky, Director                                         5,000               5.56               0.3
All directors and executive officers as a group             1,030,194               7.33              56.9
    (18 persons)



                                OFFER TO PURCHASE

                             ALL OUTSTANDING OPTIONS

                                       OF

                          GENTIVA HEALTH SERVICES, INC.

                                   -----------


Any questions or requests for assistance or additional copies of any documents incorporated by reference into this Offer may be directed to Patricia C. Ma, Senior Vice President, General Counsel and Secretary, at (631) 501-7000, at Gentiva Health Services, Inc., 3 Huntington Quadrangle, 2S, Melville, New York 11747-8943.

                                   -----------


                                  May 15, 2002